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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Edwards Theatres, Inc. and Subsidiaries:

        We consent to the use of our report dated February 22, 2002, except as to Note 16 which is as of April 17, 2002, with respect to the consolidated balance sheets of Edwards Theatres, Inc. and Subsidiaries as of December 27, 2001 and December 26, 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 27, 2001, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Orange County, California
July 1, 2002

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  Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT